                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                            Brainworks Ventures, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   105029-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 8, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)



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CUSIP NO. 105029-10-2                                         PAGE 2 OF 4 PAGES

                                  SCHEDULE 13G

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Robert H. Cawly
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY


---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------- ------- ----------------------------------------------
                          5.      SOLE VOTING POWER
       NUMBER OF
         SHARES                   149,846
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
                          ------- ----------------------------------------------
                          6.      SHARED VOTING POWER

                                  0
                          ------- ----------------------------------------------
                          7.      SOLE DISPOSITIVE POWER

                                  149,846
                          ------- ----------------------------------------------
                          8.      SHARED DISPOSITIVE POWER

                                  0
---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           149,846
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]


---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.1%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 105029-10-2                                         PAGE 3 OF 4 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF THE ISSUER:

                  Brainworks Ventures, Inc. (the "Company")

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  101 Marietta Street, Suite 3450, Atlanta, Georgia 30303

ITEM 2(A).        NAME OF PERSON FILING:

                  The name of the person filing this statement (the "Reporting Person") is Robert H. Cawly.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  The address of the principal office of the Reporting Person is 101 Marietta Street, Suite 3450, Marietta, Georgia, 30303.

ITEM 2(C).        CITIZENSHIP:

                  Mr. Cawly is a citizen of the United States of America.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share (the "Common Stock").

ITEM 2(E).        CUSIP NUMBER:

                  105029-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act,

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act,

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act,

         (e)      [ ]      Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940,

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see
                           13d-1(b)(1)(ii)(F),

         (g)      [ ]      Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item 7,

         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owed: 149,846


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CUSIP NO. 105029-10-2                                         PAGE 4 OF 4 PAGES

         (b)      Percent of class:  6.1%

         (c)      Number of shares as to which Reporting Person has:

                  (i)      Sole power to vote to direct the vote: 149,846 shares

                  (ii)     Sole power to dispose or direct the deposition of:
                           149,846 shares

                  (iii) Shared power to dispose or to direct the disposition of: 0 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         June 12, 2001
                                              ----------------------------------
                                                           (Date)

                                                     /s/ Robert H. Cawly
                                              ----------------------------------
                                                       Robert H. Cawly